EXHIBIT 99.2
December 6, 2005
To Our Shareholders:
Sears Holdings is in the midst of the holiday season, when we have more customers in our stores than at any other time of the year. We are working hard to provide these customers with the great experience and great value that will strengthen our relationship with them.
We released our third quarter financial statements today and reported GAAP net income of $58 million and earnings per share of $0.35 for the quarter. Our reported results are affected by a number of items – namely the merger, the significant gains realized from the sale of real estate assets last year, and restructuring charges incurred this year. Therefore, to evaluate operating performance we use Pro Forma Adjusted EBITDA, which adjusts for the effects of the merger and excludes gains on the sale of assets and restructurings. (Please see our earnings release for a full reconciliation of Pro Forma Adjusted EBITDA to GAAP net income.)
For the quarter, we generated $426 million of Pro Forma Adjusted EBITDA, up from $396 million last year, as summarized below:

	13 Weeks Ended				39 Weeks Ended
	Pro Forma Adjusted EBITDA		% To Revenues		Pro Forma Adjusted EBITDA		% To Revenues
	October 29,	October 27,	October 29,	October 27,	October 29,	October 27,	October 29,	October 27,
	2005	2004	2005	2004	2005	2004	2005	2004
				Pro Forma			Pro Forma	Pro Forma
Domestic operations	$367	$320	3.3%	2.7%	$1,319	$1,096	3.8%	3.1%
Sears Canada	59	76	4.8%	6.6%	162	187	4.6%	5.7%

Total Pro Forma Adjusted EBITDA	$426	$396	3.5%	3.1%	$1,481	$1,283	3.9%	3.3%

While we have made some progress in our operating performance, we need to continue making the changes necessary to drive even more significant improvement.
In order to provide you with additional clarity with respect to our fourth quarter performance relative to last year, we are making available today (in our Form 8-K) the unaudited pro forma financial information for Kmart and Sears for the 13-week period and fiscal year ended January 26, 2005, prepared as though the companies had been combined as of the beginning of fiscal 2004.
We enter the holiday season in strong financial condition. From the beginning of this fiscal year through the end of the third quarter, domestically we have paid down $700 million in debt, contributed $270 million into our pension plans, repurchased $434 million of our stock, and funded the $1.4 billion seasonal build in our inventories for the holiday selling season. By fiscal year-end, without giving effect to any further share repurchase or acquisition activity, we expect that we will have over $3 billion in cash and we will not have borrowed at all under our $4 billion credit facility (other than for letters of credit). We believe these resources give us ample ability to invest in our business and pursue attractive investment opportunities.
As I have described in previous letters to you, we are a learning company that analyzes, tests, and adapts as appropriate. While we are clear on our vision, we recognize the importance of being flexible and quick to change if the situation warrants. We will not rely on a single grand strategy, but will respond to customer desires and market opportunities.
Transactions
Three significant financial transactions that have been announced or closed since my last letter exemplify this approach.
First, on November 15, 2005, Sears Canada, of which we own 53.8% and which is consolidated in our results, announced the completion of the sale of its credit card business to JPMorgan Chase, from which it realized after-tax proceeds of nearly $2 billion. Last Friday, the Board of Sears Canada declared a C$18.64 per share distribution to all its shareholders. As a result, Sears Holdings will receive approximately US$820 million in proceeds (after-tax) in mid-December. The Board of Directors of Sears Canada, chaired by Alan Lacy (our Vice Chairman at Sears Holdings), decided that greater value could be achieved for the Sears Canada shareholders by selling the credit card assets to a company that is an expert in that business, while maintaining and developing the important customer relationship elements of the credit card offering. As a result, Sears Canada received an attractive price for the assets and established a strong alliance with JPMorgan Chase.
Second, we announced yesterday our intention to make an offer to acquire all of the outstanding common shares of Sears Canada that we do not already own, at a price of C$16.86 per common share in cash, post-distribution. The offer represents an 8.7% premium over Friday’s closing price and a 22.2% premium over the average closing price since August 31, 2005, the date that Sears Canada announced it had entered into the agreement to sell its credit card business (in each case, adjusted for the C$18.64 distribution), and is more than two times the closing price at the beginning of the year. Our proposal represents an attractive opportunity for shareholders to achieve a premium and liquidity after a year-long increase in the stock price.
We recognize that Sears Canada, now dependent on its retail business, faces an increasingly competitive retail environment in Canada, including aggressive Canadian retailers as well as expanding US retailers like Wal-Mart and Home Depot. We believe that Sears Canada will best be able to compete if it is owned 100% by Sears Holdings. The benefits will include an ability to reduce costs and counteract some of the scale advantages of the US competitors as well as the ability to focus on long-term challenges rather than having to meet short-term expectations as a public company.

We do not assume that the improvements will be easy. Far from it. Instead, we believe that the benefits that will come from integration will help Sears Canada in its struggle to succeed. Our offer to acquire 100% of the shares is, from our perspective, a prudent investment to preserve the value of our existing ownership and shared brands.
The third transaction relates to Orchard Supply Hardware (“Orchard”). On November 23, we closed the sale of 19.9% of Orchard to the private equity fund of Ares Management LLC at an enterprise valuation of approximately $750 million. We also sold a three-year option to the private equity fund of Ares to purchase additional shares that currently represent a 30.2% ownership interest in Orchard, at a price that values the company at approximately $900 million based on the current capital structure. This structure allows us to recognize immediate value for Orchard, a chain of hardware stores based in California that is not central to our core business, while participating in the additional value that we believe the management team can create in partnership with Ares’ private equity fund, an experienced equity investor with significant “skin in the game.” We hope that if Ares exercises its option, the value of Orchard is then substantially above the exercise price, because the ownership interest we would continue to own after exercise of the option would allow us to share in the additional value creation.
In structuring the transaction, we anticipated the possibility that a weak bond market could burden Orchard with high interest costs throughout the life of any financing. Therefore, Sears Holdings agreed to accept a note, with an initial 10% interest rate that increases over time, pre-payable without penalty, that allows Orchard to obtain permanent financing on terms that reflect its future cash flow and when conditions in the bond market are conducive to such a financing. Both the structure of the acquisition by Ares and the note show our ability to adapt to take advantage of the opportunities that are presented to us: as we previously announced, we originally solicited interest in a sale of 100% of Orchard, but we developed this structure, which allows us to share in additional value creation, when we concluded that potential buyers did not recognize what we believe to be the true value of the business.
People
Consistent with our commitment to drive cultural change, we announced several important management changes and additions in the last quarter. I have been very impressed with the quality of the associates throughout Sears Holdings and with their desire to succeed. I have been focused on ensuring that we provide the right leadership for them. I would prefer to be able to mention all of the internal promotions and changes, because the team we are putting together is outstanding, but within the confines of this letter I will limit myself to a handful.
We named David McCreight as President of Lands’ End. David has wholeheartedly embraced our culture of teamwork, learning, and customer focus. We are thrilled to have begun to explore the opportunities for Lands’ End in Sears stores. We expect that this year will represent the second-best year in the history of Lands’ End in terms of EBITDA performance.
We created a single Apparel Design organization based in New York City under the leadership of Lisa Schultz. Lisa not only is a talented designer with keen insight concerning our strategic issues, but also excels at attracting extremely talented people to her team. I appreciate the buzz and excitement that I experience every time I visit our New York design offices.
Yesterday, we announced that we were combining our Sears and Kmart merchandising efforts. Peter Whitsett, currently Senior Vice President and Kmart Merchandising Officer, will lead general merchandising as Senior Vice President, Merchandising for Sears Holdings and will continue to lead Kmart’s merchandising efforts. Dan Laughlin, currently Senior Vice President/GMM, Home for Sears, Roebuck, will become Senior Vice President, Merchandising for Sears Holdings and will oversee Sears Holdings’ overall hardlines business as well as Sears, Roebuck’s merchandising. Peter and Dan embody the customer-focused leadership that we believe Sears Holdings needs to have in this highly competitive retail environment. This structure will enable us to work more effectively with vendors as one company.
I am also very pleased that we could attract Maureen McGuire, Executive Vice President and Sears Holdings Chief Marketing Officer, and Corey Yulinsky, Sears Holdings Executive Vice President, Customer Strategy and Insight, two very talented and experienced executives, to our leadership team. While Maureen and Corey bring us a variety of skills, I most value the intellect and thought leadership that they provide.
Aylwin Lewis, our President and Chief Executive Officer, in day-long culture training classes that he is holding for the top 500 executives, stresses that we are committed to leaders who build teams and coach for performance. I continue to look for talented individuals who want to embrace the challenges that we have before us. We are looking to field the “best available athletes” and are adapting our structure to give them the opportunity to make an impact. We will not be bound by organization charts, office size, or titles – none of which our customers care about. We are focused on achieving our goals and building long-term customer relationships.
Integration
We continue to make progress integrating Sears and Kmart. On the day the merger closed, we began to integrate the support functions: Supply Chain, IT, Finance, Legal, and HR. While we will continue to advertise both Sears and Kmart, we have combined marketing under Maureen, who is creating the appropriate shared-services model. As I mentioned above, we are also combining our apparel design (under Lisa) and fostering closer collaboration in our merchant organization (under Dan and Peter). We expect to operate the stores separately for the foreseeable future, and we are evaluating alternatives to jointly support the stores. We are rapidly developing an integrated approach to our customers.

As I said in my last letter, we have completed the painful but necessary reduction of support associates that will allow us to achieve the cost savings and leaner organization needed to compete. The relocation of former Kmart associates to Hoffman Estates is nearing completion. Some associates will remain in Troy permanently, either to support our Troy data center and related functions, or as an accommodation to individuals who are unable to move to Hoffman Estates but can effectively contribute from Troy. Let me pause to thank the Troy associates, some of whom are aware that they will not remain with the Company for the long term. We have been impressed by their contributions and their professionalism.
Organizationally, the table is being set. Culturally, we are coming together. We are shedding our separate Kmart and Sears corporate identities and are becoming Sears Holdings. I am pleased with our progress in this area, and applaud Aylwin for his tireless work in forging a new winning culture.
One aspect of integration I would like to highlight is our growing ability to offer Sears-owned brands in Kmart locations. One manifestation of that offering is Sears Essentials. At the time of the merger, we discussed the opportunity that Sears Essentials represents as one way to provide customers with the opportunity to purchase Sears products and services outside of Sears’ mall-based stores. Some interpreted that to mean that Sears Essentials was the strategic rationale behind the merger, or at least the critical barometer of the success of the combination. That is not how we look at Sears Essentials. We always intended Sears Essentials to be one concept among many to be tested and to learn from, and since the merger we have opened 50 Sears Essentials stores, which have achieved various degrees of success to date. We believe that Sears Essentials can be a very successful and profitable retail concept – especially under the able leadership of Julie Younglove-Webb – and we are evaluating the early results and testing changes. We will not simply throw money behind any concept, but instead will test, evaluate, refine, and “prove the math” so that the investment is justified before we make it.
Furthermore, we will evaluate the Sears Essentials opportunity against other alternatives to achieve the same goal of offering Sears-owned brands and services in existing Kmart real estate. One alternative we are implementing is retaining the locations as Kmart stores and adding items like Kenmore and other appliances, Craftsman tools, and DieHard batteries into the product mix. These brands, together with the Sears credit card and home services offerings, allow us to put “Sears Inside” of Kmart. These offerings present the possibility of achieving increased customer satisfaction and increased profit without the customer education needed to convert to a Sears Essentials format. I have always believed that Kmart customers had the inclination to buy more valuable products at Kmart if presented with the right value offerings.
While the results of “Sears Inside” are preliminary, we are seeing good sales of the Sears products in the Kmart stores. In addition, our remodeled Kmart stores have demonstrated a gross profit lift compared to the rest of the chain, particularly where the remodels have included Sears products. As a flexible, learning company, we look forward to seeing the results of these and possibly other formulas for using Kmart locations as we seek to best serve our customers.
We have also been pleased with our customers’ response to the more complete Lands’ End apparel and home products presented in Sears stores, in a store-within-a-store format. Again, I must caution you that these are early results, but our customers are embracing the quality and value represented by Lands’ End. Our store associates, who we value both as employees and as customers, have been excited by the newly displayed Lands’ End product. We have provided customers with the ability to order from in-store – either online or by phone – Lands’ End product that would not otherwise be available in the store. Even though Sears has owned Lands’ End since 2002, some of our customers apparently did not realize that it was available in the stores. Lands’ End is a great brand and offers great value. We need to make sure we allow the customers who visit our stores to experience this world class brand and associated service experience. I credit the whole Lands’ End team for their contagious enthusiasm in bringing the Lands’ End experience into our Sears stores. This is only the beginning, but we could not be more pleased with the initial results.
Other
Being a learning company also means appreciating frankness and being willing to recognize where our ideas have not played out as expected – so that we can refine and change course. This quarter’s performance in Sears apparel is one example of this. Our overall apparel results in Sears stores this quarter were disappointing
Sears attempted to move its apparel offering to be more “fashion forward,” relying on the introduction of new proprietary brands. Customers have not yet embraced the new, more fashion-forward brands. In addition, an unseasonably cool Spring and warm Fall depressed apparel sales throughout the industry. Fortunately, Sears ordered substantially less apparel this year than last; but the lower sales and required markdowns have hampered Sears’ overall performance. We are currently adjusting our apparel strategy to be more in tune with customer demand, and we expect those improvements to be in place beginning in Spring 2006.
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I want to close with a broad observation. I am an avid reader of books, newspapers, and magazines, and in the course of my reading over the last year, I have noticed that there is a significant degree of interest in the press about Sears Holdings. This is not surprising: as a well-known, high-profile American company, Sears will always attract considerable attention. There is no shortage of commentators who are eager to make known their perspectives on our company and its prospects. Some of these do so “on the record”; others cloak themselves in anonymity or do not disclose the true motives that are driving their comments.

Although all the attention Sears Holdings is receiving is, in some fashion, flattering, I would caution you to approach much of what is written and said about us with an appropriate amount of healthy skepticism. This is particularly so with respect to the loudest views, the most widely held views, or the so-called “expert” views. For many commentators, analysts, and reporters, their success is dependent on the excitement or controversy generated by their articles – not on the accuracy of their writing or of their predictions.
As a long-term value investor, I am constantly on the lookout for situations in which the conventional wisdom of the commentators and “experts” is incomplete. There are many such examples, and those are the situations that produce real opportunities. I will not dwell here on the many instances where the “conventional wisdom” – for example, the view that Kmart would neither emerge from bankruptcy nor survive its first Christmas as a new company in 2003 – has turned out to be only “conventional” and not at all “wisdom.” I will simply say that I am pleased with the progress we are making at Sears Holdings. We are hiring great people, creating a winning culture, and focusing relentlessly on profitability. We have accomplished much in eight months and have a long way to go. We will continue to get better, which also entails recognizing the mistakes we make and correcting them.
One subject where the conventional wisdom has been much on display recently is the issue of capital expenditures. As I made clear in my very first letter to shareholders, we do not subscribe to the view (seemingly widely held) that more is better, or that there is a certain amount that must be spent on cap ex every year. The question we ask at Sears (and I believe every business should ask) is: “What is the most productive way to allocate the capital that we have on hand and the cash flow the company generates?” In some cases, spending money on the construction of new stores or the updating of existing stores produces real bottom-line benefits. In those cases, increasing capital expenditures is an attractive option. But if the analysis shows that allocating capital in some other way – for example, on acquisitions or stock repurchases – will generate superior returns, then it would be a mistake to plow money into capital expenditures merely because that is the “accepted practice” or “expected.” (That approach – of uncritically following accepted or prevailing practice – is what led many telecom companies astray as they tried to “keep up” with WorldCom’s expenditure levels.)
A meaningful analysis of the retailing industry would show the following. Between Sears and Kmart stores, we have approximately 2,300 large-format domestic stores – which is considerably more than Target (around 1,400), JC Penney (a little over 1,000), and Kohl’s (fewer than 1,000). The issue for Sears Holdings is therefore not one of building more stores, but rather one of making our existing stores more productive and relevant to our customers. Part of the solution obviously includes capital investments in existing stores. But that is not the complete formula, and, in any event, spending on existing stores should be expected to improve the operating performance of these stores.

For a reader, the key is to read broadly, but to be appropriately skeptical of the so-called experts. For a business executive, the key is to think about and understand one’s business and its strategic and financial characteristics, make decisions based on that understanding, and have the confidence to stay with well-reasoned decisions even in the face of vocal doubters. Most observers and financial pundits missed the turnaround at IBM, missed the turnaround at American Express, missed the turnaround at JC Penney, missed the emergence of Google, and missed the resurrection of Kmart – until it was abundantly clear that those companies had succeeded. In all those cases and in many others, imposing the right disciplines; adjusting the cost structure; creating an atmosphere of teamwork and collaboration; and being willing to learn while having the confidence to stay the course in the face of skepticism – were the necessary preconditions of success. We are not yet even one year into the merger, and we have plenty of work ahead of us, but that is the culture that we are committed to building at Sears Holdings.
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I wish you and your families all the best this holiday season and for the coming year.
Respectfully,
Edward S. Lampert, Chairman
Forward-Looking Statements: Certain statements contained in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include, but are not limited to: statements about Sears Holdings’ expected cash position at fiscal year-end; the expected benefits from acquiring 100% ownership of Sears Canada; the future value of Orchard Supply Hardware and its ability to refinance the note Sears Holdings agreed to accept; Lands’ End’s expected performance this year; the benefits of the recently announced merchandising organization restructuring; and the benefits that may be derived from the Sears Essentials format and the offering of Sears-owned and -branded products and services in Kmart stores. These forward-looking statements are based on assumptions about the future that are subject to risks and uncertainties, including those referenced in our Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission. In addition, these forward-looking statements are intended to speak only as of the time of this letter and no undertaking is made to update or revise them as more information becomes available.

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